EXHIBIT 10.3
EXECUTION COPY
AMENDMENT NO. 1 to SETTLEMENT AGREEMENT
This AMENDMENT NO. 1 to SETTLEMENT AGREEMENT (this "Amendment"), is made as of July 14, 2016 to the Settlement Agreement, dated as of July 30, 2015 (the "Settlement Agreement"), by and among Cinedigm Corp., a Delaware corporation (the "Company"), Ronald L. Chez, an individual ("Mr. Chez"), the Chez Family Foundation, an Illinois trust (the "Foundation" and, together with Mr. Chez, "Chez"), Sabra Investments, LP, a Delaware limited partnership (the "Fund"), Sabra Capital Partners, LLC, an Illinois limited liability company (the "General Partner" and, together with the Fund, "Sabra"), and Zvi Rhine, an individual ("Rhine").
RECITALS:
WHEREAS, the parties to the Settlement Agreement wish to amend its terms as hereinafter provided;
WHEREAS, the Company and Mr. Chez desire that Mr. Chez join the Board as Lead Director in connection with additional investments in securities of the Company being made concurrently herewith; and
WHEREAS, capitalized terms used herein without definition are used as defined in the Settlement Agreement.
NOW, THEREFORE, in consideration for the promises, terms and conditions contained herein, the Parties hereto mutually covenant and agree as follows:
Article A: Mr. Chez (through his IRA) will enter into the Second Lien Loan Agreement of even date herewith in substantially the form of the draft thereof, dated July 13, 2016 (the "Second Lien Loan Agreement") as a Lender thereunder, and commit to and fund no later than July 14, 2016 a loan of $2,000,000 by wire transfer of immediately available funds to the Company.  The Company and Mr. Chez will honor their respective obligations under Section 2.1 of the Second Lien Loan Agreement, it being understood and agreed that all amounts funded by Mr. Chez under the Second Lien Loan Agreement will be entitled to receive 98,000 shares of the Company's Common Stock, par value $0.001 per share, per million dollars of Loans funded. It is understood and agreed that Mr. Chez may fund his second lien loan commitments by through his Individual Retirement Account.
Article B: In exchange for his the aforesaid loan commitments, Mr, Chez will be entitled to receive a fee of 210,000 shares of Common Stock and 7-year Warrants to purchase (i) 100,000 shares of Common Stock at a 20% premium to volume-weighted average price of the Common Stock on NASDAQ for the 10 days preceding the Closing Date, and (ii) 100,000 shares of Common Stock at a 50% premium to volume-weighted average price of the Common Stock on NASDAQ for the 10 days preceding the Closing Date.

B: Section 1 of the Settlement Agreement is hereby amended to read in its entirety as follows:

1. Board Appointments.
(a) The Company represents and warrants that Martin O'Connor and Blair Westlake have resigned from the Board, and agrees that the Board or a committee thereof shall take all necessary actions to, effective as of the date hereof, appoint Mr. Chez as a director to serve in accordance with the By-Laws, and to designate Mr. Chez as Lead Director.
(b) The Company further agrees that the Board or a committee thereof shall
(i) take all necessary actions to nominate, recommend and solicit proxies for Mr. Chez for re-election as a director at each annual meeting thereafter for such period of time as Chez continues to beneficially own at least 5% of the Corporation's securities, in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees for election at such annual meetings; and
(ii) designate Mr. Chez as Lead Director each time Mr. Chez is  elected as a director pursuant to Section 1(b)(i) hereof.
(c) The Board will amend age guideline for directors and Ron Chez to discontinue service as "Strategic Advisor" and join the board of directors as Lead Director at Closing.
(d) The Board will increase the annual compensation of the Lead Director from an additional $10,000 payable in cash or stock (in addition to the annual compensation of all non-management directors, which is equal to $50,000 in cash plus $50,000 in stock) to an additional $50,000, payable 100% in stock to Ron Chez, Inc. unless the Company's liquidity and cash flow situation improves to the point that up to 50% thereof may prudently be paid in cash, in the judgment of the Compensation Committee of the Board.

Section 2 of the Settlement Agreement is hereby amended to read in its entirety as follows:
2. The Group.
(a)  From the date hereof through until the earlier of (x) the date that is 15 business days before the deadline for the submission of stockholder nominations for the Company's 2017 Annual Meeting of Stockholders or (y) sixty (60) days prior to the Company's 2017 Annual Meeting of Stockholders pursuant to the By-Laws (the "Standstill Period"), the Group will abide by the standstill provisions set forth in Section 5.
(b) During the Standstill Period, the Group agrees to appear in person or by proxy and vote all shares of Class A common stock of the Company (the "Common Stock") beneficially owned or controlled by any of the members therein: (i) in favor of the slate of nominees for director submitted to stockholders by the Board for election (so long as each of  Rhine and Chez is included therein); (ii) to ratify the appointment of the Company's independent registered public accounting firm; (iii) in accordance with the Board's recommendation with respect to the Company's "say-on-pay" proposal; and (iv) to approve or delegate authority in connection with any reverse stock split recommended by the Board.

       (c)    It is understood and agreed that the Group has heretofore terminated the Group Agreement and otherwise discontinued acting as a "group" for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Section 4 of the Settlement Agreement is hereby amended to read in its entirety as follows:

4.         Strategic Advisor; Confidentiality. Effective as of the date hereof Mr. Chez will be paid 155,000 shares of Common Stock as additional compensation for his services already rendered as Strategic Advisor to the Company, whereupon his role as Strategic Advisor shall terminate, as will any and all of his claims for additional compensation therefor. All shares issued to Mr. Chez pursuant to this Agreement will be covered by demand registration rights under an agreement to be concluded in good faith between Mr. Chez and the Company following the Closing, on customary terms and conditions.

(a) Mr. Chez acknowledges that in the course of serving as a director, he will have access to and be furnished with confidential information of the Company, including information concerning the financial condition, business, operations, potential future plans or transactions, or prospects of the Company (all of the foregoing, whether communicated in verbal, written, graphic, electronic or any other form, collectively, "Confidential Information"). The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Mr. Chez in violation of this Agreement, or (ii) was available to Mr. Chez on a non-confidential basis prior to its disclosure to Mr. Chez by the Company. Mr. Chez acknowledges that the Confidential Information is owned by the Company; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public or to the industries in which the Company competes. During the Term including any extension thereto and for a period of one year thereafter, Mr. Chez agrees to maintain the confidentiality of the Confidential Information at all times. Mr. Chez acknowledges that the receipt of Confidential Information from the Company may restrict his ability to trade in securities of the Company under applicable federal and state securities law, and that while he is in possession of Confidential Information, he may not trade in Company securities to the extent required under applicable law.

Sections 5(b) - (d) of the Settlement Agreement are hereby amended to read in their entirety as follows:

(b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission (the "SEC")), or seek to advise or influence any person with respect to the voting of, any Common Stock of the Company (other than in Rhine's or Mr. Chez's capacities as members of the Board, in each case only in a manner consistent with the Board's recommendation in connection with such matter);
(c) separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions) (including to the Board), any Extraordinary Transaction. "Extraordinary Transaction" means any of the following involving the Company or any of its subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation or dissolution; provided, however, this subparagraph (c) shall not prevent either Mr. Chez or Rhine from acting in his capacity as a director of the Company from raising such matter at the Board;
(d) present at any annual meeting or any special meeting of the Company's stockholders or through action by written consent any proposal for consideration for action by stockholders or (except as explicitly permitted by this Agreement) propose any nominee for election to the Board or seek the removal of any member of the Board, other than through action at the Board by either Mr. Chez or Rhine acting in his capacity as a director;
(e) any standstill obligations of Mr. Chez will not apply to the exercise of rights by his IRA of its rights under the Second Lien Loan Agreement and the documents and agreements delivered pursuant thereto or in connection therewith.
The representations and warranties of the parties contained in Section 5 shall deemed repeated and true as of the date hereof, and all of the remaining provisions of the Settlement Agreement shall remain in full force and effect.
 [Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to the Settlement Agreement to be executed as of the date first written above.
CINEDIGM CORP.

By:	/s/ Christopher J. McGurk
Name: Christopher J. McGurk
Title: Chief Executive Officer and Chairman of the Board of Directors

/s/ Ronald L. Chez
Ronald L. Chez

THE CHEZ FAMILY FOUNDATION

By:	/s/ Ronald L. Chez
Name: Ronald L. Chez
Title: Trustee

SABRA INVESTMENTS, LP

By:	/s/ Zvi Rhine
Name: Zvi Rhine
Title: Principal

SABRA CAPITAL PARTNERS, LLC

By:	/s/ Zvi Rhine
Name: Zvi Rhine
Title: Principal

/s/ Zvi Rhine
Zvi Rhine

[Signature page to Amendment #1 to Settlement Agreement]
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